Exhibit 10.3

Integral Systems, Inc. Executive Officer Incentive Plan

FY 2009

Amended January 27, 2009

Executive Officer Performance Objectives

And

Plan Document

FY 2009

Integral Systems, Inc. Executive Officer Incentive Plan for FY 2009 will be based on Board of Directors’ approved levels of achievement in the following areas:

All Executives:

Corporate Performance: Bookings, Revenue, Operating Income and Earnings Per Share

Executives – Operations:

Group Performance: Bookings, Revenue, Operating Income

Executives – Corporate Infrastructure

Group Performance: Successful business-oriented support of operations

Award Schedule Based on Financial Performance:

Calculated Awards are based on performance against financial targets established at the beginning of the Plan Year. Awards will be calculated on actual results using the following Award Table:

Performance Against Plan (%)	Revenue & Bookings Percent of Target Earned	Operating Income & Earnings per Share Percent of Target Earned
Less than 90	0
90	50
91	55
92	60
93	65
94	70	0
95	75	50
96	80	60
97	85	70
98	90	80
99	95	90
100	100	100
101	105	105
102	110	110
103	115	115
104	120	120
105	125	125
110	150	150
115	175	175
120	200	200

AWARDS

Target Award levels are based upon a percentage of each Executive’s base salary according to the following schedule:

Executive Category	Eligible Bonus % Base Salary
CEO	75%-150%
CFO	50%
Executive III	40%

Executives’ awards will be further determined by a system of goal weighting based on the following:

Performance Areas	Corporate	Group	Individual
Weights	50%	30%	20%

Note: Executive’s aggregate bonus award (Corporate, Group, Individual) bonus cannot exceed 100% of target award unless the Corporate achievement is 100% or more. In the event that EPS achievement is less than 90% of target, the Corporate performance award percentage (%) will be set to zero (0).

(See attached Executive Bonus Achievement Form for further details regarding weighting)

Executive Officer Bonus Achievement – FY2009

Operations

Name:

Group:

Target Bonus Amount: $

Company Level	Percent of Bonus	Performance Area	Weight %	Performance (See Chart)	Total $
Corporate	50%	Revenue	25%
(Consolidated)		Operating Income	25%
		Earnings Per Share	25%
		Bookings	25%

Group	30%	Revenue	34%
		Operating Income	33%
		Bookings	33%

Individual	20%	1.
		2.
		3.
		4.
		5.
				Total Bonus

Manager’s Approval:

Manager (Print):

Date:

Executive Officer Bonus Achievement – FY2009

Corporate Infrastructure

Name:

Group:

Target Bonus Amount: $

Company Level	Percent of Bonus	Performance Area	Weight %	Performance (See Chart)	Total $
Corporate	50%	Revenue	25%
(Consolidated)		Operating Income	25%
		Earnings Per Share	25%
		Bookings	25%

Group	30%	1.
		2.
		3.
		4.
		5.

Individual	20%

				Total Bonus

Manager’s Approval:

Manager (Print):

Date:

Integral Systems, Inc. Executive Officer Incentive Plan Document

SECTION 1. PURPOSE OF EXECUTIVE INCENTIVE PLAN (“the Plan”)

The purpose of the Plan is to promote the success of the Company by providing to participating executives bonus incentives that qualify as performance-based compensation by:

1.1	Encouraging individual effort and group teamwork toward the achievement of overall Corporate, Group, and Individual goals.

1.2	Rewarding outstanding executive performance.

1.3	Providing total direct compensation (base salary plus annual incentive), which is competitive in the Company’s relevant market sector and which is sufficient to ensure the Company’s ability to attract, retain, and motivate outstanding executives.

1.4	Engaging executives in business success by sharing the gains realized from changed behaviors.

1.5	Communicating priorities to indicate the relative importance of certain objectives and goals of the Company.

SECTION 2. DEFINITIONS AND TERMS

2.1 Accounting Terms. Except as otherwise expressly provided or the context otherwise requires, financial and accounting terms are used as defined for purposes of, and shall be determined in accordance with, generally accepted accounting principles as applied and reflected in the consolidated financial statements of the Company, prepared in the ordinary course of business.

2.2 Specific Terms. The following words and phrases as used herein shall have the following meanings unless a different meaning is plainly required by the context:

“Base Salary” in respect of any Performance Period means the aggregate base annualized salary of a Participant from the Company and all affiliates of the Company at the time Participant is selected to participate for that Performance Period, exclusive of any commissions or other Company-provided benefits or perquisites or for contributions to a plan qualifying under Section 401(k) of the Code or contributions to a cafeteria plan under Section 125 of the IRS Code.

“Bonus” means a cash payment or a payment opportunity as the context requires.

“Bookings” means awards or contracts.

“Group” means any entity reporting directly to the corporate level.

“Calculated Award” means the Total Performance Score multiplied by the Target Award established at the beginning of the Plan Year.

“Committee” means the Executive Compensation Committee of the Board of Directors of Integral Systems, Inc.

“Company” means Integral Systems, Inc. and any successor, whether by merger, ownership of all or substantially all of its assets, or otherwise.

“Corporate Performance” means Integral’s annual financial and operational performance measures and specific objectives established by top Executive and approved by the Committee. The attainment of these performance objectives will be used to determine the awards. Corporate performance will consist of any one or any combination of Revenue, Operating Income, Bookings, or EPS, all weighted at 25%.

“Group Performance” means specific performance objectives established for participants with Group responsibility, with an appropriate weighting applied based on the intended focus on top Executive. The financial performance of the appropriate Group as defined in the worksheet will be used in calculating the participant’s award.

“Earned Award” means the Calculated Award which may be adjusted based on a review of a participant’s contributions and other performance criteria considered by top Executive with input from senior Executive.

“EPS” for any Year means earnings per share of the Company, as reported in the Company’s Consolidated Statement of Income set forth in the audited annual financial statements of the Company for the Year.

“Executive” means a key employee (including any officer) of the Company who is (or in the opinion of the Committee may during the applicable Performance Period become) an “executive officer” as defined in Rule 3b-7 under the Securities Exchange Act of 1934.

“Individual Performance” means the performance objectives specifically attributable to each Participant reflective of his/her functional area and responsibilities, taking into consideration top Executive’s evaluation of performance in that regard.

“Operating Income” means Revenue less the sum of all allowable expenses including labor, material, overhead, SG&A and allowable Corporate allocation plus unallowable costs which include unallowable Corporate allocation plus amortization of good will and related intangibles.

“Participant” means an Executive Officer selected to participate in the Plan by the Committee. Participants must have an ongoing opportunity to contribute significantly to the success and profitability of the Company.

“Performance Period” means the Year or Years with respect to which the Performance Targets are set by the Committee, typically the Plan Year.

“Performance Target(s)” means the specific objective goal or goals (which may be cumulative and/or alternative) that are set in writing by the Committee for each Executive for the Performance Period in respect of any one or more of the performance criteria.

“Plan Year” means any one or more fiscal years of the Company commencing on or after October 1, that represent(s) the applicable Performance Period and end(s) no later than September 30.

“Revenue” means the actual sales revenue results achieved during the Plan Year as reported in the Company’s audited Profit & Loss Statement.

“Target Award” means the established award that a participant is eligible to receive if all performance objectives are achieved at 100%. The Target Award is shown as a percentage of the Participant’s Base Salary.

“Target Performance Level” means the fully satisfied performance level at which awards will equal 100% of the Target Award established for that performance measure.

“Threshold Performance Level” means the minimum level of acceptable performance for which incentive awards will be earned for any of the established performance objectives or measures.

“Total Performance Score” means the sum of all of a Participant’s scores.

SECTION 3. ADMINISTRATION OF THE PLAN

3.1 The Committee. The Plan shall be administered by a Committee consisting of at least three members of the Board of Directors of the Company, duly authorized by the Board of Directors of the Company to administer the Plan, who (i) are not eligible to participate in the Plan and (ii) are “outside directors.”

3.2 Powers of the Committee. The Committee shall have the sole authority to establish and administer the Performance Target(s) and the responsibility of determining from among the executives and managers those persons who will participate in and receive Bonuses under the Plan, the amount of such Bonuses, and the time or times at which and the form and manner in which Bonuses will be paid and shall otherwise be responsible for the administration of the Plan, in accordance with its terms. The Committee shall have the authority to construe and interpret the Plan and any agreement or other document relating to any Bonus under the Plan. For each Performance Period, the Committee shall determine, at the time the Performance Target(s) are set, those selected as Participants in the Plan. All powers accruing to the Committee that affect Named Officers of the Corporation shall be subject to final approval by the Board of Directors.

3.3 Requisite Action. A majority (but not fewer than two) of the members of the Committee shall constitute a quorum. The vote of a majority of those present at a meeting at which a quorum is present or the unanimous written consent of the Committee shall constitute action by the Committee.

3.4 Express Authority (and Limitations on Authority) to Change Terms and Conditions of Bonus. Without limiting the Committee’s authority under other provisions of the Plan, the Committee shall have the authority accelerate a Bonus (after the attainment of the applicable Performance Target(s)) and to waive restrictive conditions for a Bonus (including any forfeiture conditions, but not Performance Target(s)), in such circumstances as the Committee deems appropriate.

SECTION 4. BONUS PROVISIONS.

4.1 Provision for Bonus. Each Participant may receive a Bonus if and only if the Performance Threshold(s) established by the Committee are attained. The applicable Performance Period and Performance Target(s) shall be determined by the Committee consistent with the terms of the Plan. Notwithstanding the fact that the Performance Target(s) have been attained, the Company may pay a Bonus of more than or less than the amount determined by the formula or standard established, or may pay no Bonus at all, unless the Committee otherwise expressly provides by written contract or other written commitment.

4.2 Selection of Performance Target(s). The specific Performance Target(s) must be established by the Committee in advance of the deadlines applicable. At the time the Performance Target(s) are selected, the Committee shall provide, in terms of an objective formula or standard for each Participant, and for any person who may become a Participant after the Performance Target(s) are set, the method of computing the specific amount that will represent the maximum amount of Bonus payable to the Participant if the Performance Target(s) are attained.

4.3 Selection of Participants. For each Performance Period, the Committee shall determine, at the time the Performance Target(s) are set, those executives, managers and key staff who will participate in the Plan.

4.4 Effect of Mid-Year Commencement of Service. If services as a Participant commence after the adoption of the Plan and the Performance Target(s) are established for a Performance Period, the Committee may grant a Bonus that is proportionately adjusted based on the period of actual service during the Year; the amount of any Bonus paid to such person shall not exceed that proportionate amount of the applicable maximum individual bonus.

4.5 Changes Resulting From Accounting Changes. If, after the Performance Target(s) are established for a Performance Period, a change occurs in the applicable accounting principles or practices, the amount of the Bonuses paid under this Plan for such Performance Period shall be determined without regard to such change.

4.6 Committee Discretion to Determine Bonuses. The Committee has the sole discretion to determine the standard or formula pursuant to which each Participant’s Bonus shall be calculated (in accordance with Section 4.2), whether all or any portion of the amount so calculated will be paid, and the specific amount (if any) to be paid to each Participant, subject in all cases to the terms, conditions and limits of the Plan and of any other written commitment authorized by the Committee. To this same extent, the Committee may at any time establish additional conditions and terms of payment of Bonuses (including but not limited to the achievement of other financial, strategic or individual goals, which may be objective or subjective) as it may deem desirable in carrying out the purposes of the Plan and may take into account such other factors as it deems appropriate in administering any aspect of the Plan.

4.7 Committee Certification. No Participant shall receive any payment under the Plan unless the Committee has certified, by resolution or other appropriate action in writing, that the amount thereof has been accurately determined in accordance with the terms, conditions and limits of the Plan and that the Performance Target(s) and any other material terms previously established by the Committee or set forth in the Plan were in fact satisfied.

SECTION 5. GENERAL PROVISIONS

5.1 No Right to Bonus or Continued Employment. Neither the establishment of the Plan nor the provision for or payment of any amounts hereunder nor any action of the Company (including, for purposes of this Section 5.1, any predecessor or subsidiary), the Board of Directors of the Company or the Committee in respect of the Plan, shall be held or construed to confer upon any person any legal right to receive, or any interest in, a Bonus or any other benefit under the Plan, or any legal right to be continued in the employ of the Company. The Company expressly reserves any and all rights to discharge an Participant in its sole discretion, without liability of any person, entity or governing body under the Plan. The Company shall have no obligation to pay any Bonus hereunder nor to pay the maximum amount so calculated or any prorated amount based on service during the period, unless the Committee otherwise expressly provides by written contract or other written commitment.

5.2 Discretion of Company, Board of Directors and Committee. Any decision made or action taken by the Company or by the Board of Directors of the Company or by the Committee arising out of or in connection with the creation, amendment, construction, administration, interpretation and effect of the Plan shall be within the absolute discretion of such entity and shall be conclusive and binding upon all persons. No member of the Committee shall have any liability for actions taken or omitted under the Plan by the member or any other person.

5.3 Absence of Liability. A member of the Board of Directors of the Company or a member of the Committee of the Company or any officer of the Company shall not be liable for any act or inaction hereunder, whether of commission or omission.

5.4 No Funding of Plan. The Company shall not be required to fund or otherwise segregate any cash or any other assets which may at any time be paid to Participants under the Plan. The Plan shall constitute an “unfunded” plan of the Company. The Company shall not, by any provisions of the Plan, be deemed to be a trustee of any property, and any obligations of the Company to any Participant under the Plan shall be those of a debtor and any rights of any Participant or former Participant shall be no greater than those of a general unsecured creditor.

5.5 Non-Transferability of Benefits and Interests. Except as expressly provided by the Committee, no benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such attempted action be void and no such benefit shall be in any manner liable for or subject to debts, contracts, liabilities, engagements or torts of any Participant or former Participant. This Section 5.5 shall not apply to an assignment of a contingency or payment due after the death of the Participant to the deceased Participant’s legal representative or beneficiary.

5.6 Law to Govern. All questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of Maryland.

SECTION 6. AMENDMENTS, SUSPENSION OR TERMINATION OF PLAN

The Board of Directors or the Committee may from time to time amend, suspend or terminate in whole or in part, and if suspended or terminated, may reinstate, any or all of the provisions of the Plan.